Exhibit 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

May 12, 2003

Overture Services, Inc.
74 North Pasadena Avenue
3rd Floor
Pasadena, California 91103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on May 12, 2003 (as such may be further amended or supplemented, the “Registration Statement”), to register under the Securities Act of 1933, as amended, 4,274,670 shares of your Common Stock, par value $0.0001 per share (the “Shares”), all of which have been authorized and previously issued to the selling shareholders named therein in connection with your acquisition of the business of AltaVista Company. The Shares are to be offered by the selling shareholders for sale to the public as described in the Registration Statement.

     As your legal counsel in connection with this transaction, we have examined the proceedings taken in connection with the issuance of the Shares. It is our opinion that the Shares are duly authorized, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI